UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: May 21, 2012
(Date of earliest event reported)

EXPEDITORS INTERNATIONAL OF WASHINGTON, INC.
(Exact name of registrant as specified in its charter)

Washington	000-13468		91-1069248
(State or other jurisdiction of	(Commission File No.)	(IRS Employer Identification Number)
incorporation or organization)

1015 Third Avenue, 12th Floor, Seattle, Washington		98,104
(Address of principal executive offices)		(Zip Code)

(206) 674-3400
(Registrant's telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01. Regulation FD Disclosure.

The following information is included in this document as a result of Expeditors' policy regarding public disclosure of corporate information.

SAFE HARBOR FOR FORWARD-LOOKING STATEMENTS UNDER SECURITIES LITIGATION REFORM ACT OF 1995; CERTAIN CAUTIONARY STATEMENTS

Certain portions of this document including the answers to questions1, 2, 3, 4, 5, 6, 7, 8, 9, 10, 11, 12, 13, 14 and 15 contain forward-looking statements which are based on certain assumptions and expectations of future events that are subject to risks and uncertainties. Actual future results and trends may differ materially from historical results or those projected in any forward-looking statements depending on a variety of factors including, but not limited to, changes in customer demand for Expeditors' services caused by a general economic slow-down, inventory build-up, decreased consumer confidence, volatility in equity markets, energy prices, political changes, changes in foreign currency rates, or the unpredictable acts of competitors.
SELECTED INQUIRIES RECEIVED THROUGH MAY 8, 2012

1.Expeditors airfreight tonnage remained weak, down 13% year-over-year in March, while ocean volumes were down 1%. How have air and ocean volumes trended in April and thus far into May? What verticals and regions feel strong or weak in the second quarter?

We can't comment about May month-to-date, but April airfreight tonnages were off approximately 17%, exhibiting a continuation of the trend we recognized during the first quarter of 2012. Ocean freight container volumes were up 1% in April, also continuing the year-over-year ocean trends we saw in the first quarter of 2012. Year-over-year airfreight tonnages in Asia were down less than EMAIR, which was down less than the Americas. Normalizing the America's tonnage comparisons for the non-recurring project cargo business we handled during the first quarter of 2011 that was not present in 2012 makes the amount that air cargo was down across all regions very comparable on a percentage basis.

There were no particularly strong verticals on a year-over-year comparison basis. There were stable verticals (retail, some high tech and some health care).

We would also refer you to the MD&A section of our most recent 10-Q filed on May 7, 2012 where we say in part:

•
"The decline in airfreight tonnage can be attributed to two major factors: (1) an overall decrease in the global airfreight market; and (2) a lower level of project related tonnage than experienced during the first quarter of 2011. Absent of any meaningful change in economic conditions, the Company expects similar trends to continue in the near term."

•
"The decrease in [ocean freight] net revenue per container was primarily due to an increase in the overall buy rate during the latter part of the quarter. Similar trends are expected to continue in the near term as carriers implement price increases and manage overall available capacity."

2. In your first quarter 2012 earnings release, you noted that the airfreight environment was very atypical in that volumes were weak yet gross yields contracted. What drove the unusual dynamic in the first quarter and is this a fluke or a trend that could continue into future quarters?

It is primarily a factor of the unique market place we have right now where shippers are still shipping, but in smaller shipment sizes and carriers are re-deploying and optimizing their capacity to match the freight trends and routes. We think that managing these dynamics could well continue for the near-to-short term.

3.UPS and FedEx increasingly talk about airfreight moving from an Express to more of a deferred airfreight product. Are you seeing similar trends and how does this impact you?

Non-asset providers have offered deferred airfreight options to our customers for years. The integrators, by their nature, have been more focused on the higher margin express markets. The increasing price of airfreight, reflecting the rising price of fuel, creates an environment that deferred options have increasing appeal to those customers for whom airfreight is a requirement, not an option. These are customers typically whose products require a high value, time definite service and for whom ocean freight is not an option.

Managing a deferred airfreight program, we actually believe plays to our strengths and we see a move to more deferred service as an opportunity. The more“deferred” you get, the more flexible and adaptable your provider needs to be. We've always prided ourselves in being flexible and adaptable to customer needs and our systems. Our procedures and our customer service philosophies have all been fostered and cultivated with that aim in mind.

To optimize a deferred program, you need to have systems that can work with our customers' suppliers to minimize the time that freight is in transit between factories and destination, while at the same time are integrated with our transportation systems to be able to move quickly when the opportunity for movement is required. When freight in transit isn't moving, it's at its greatest risk. We have those systems, and being able to work closely with our customers actual suppliers, we are then able to work with the broad range of air carriers that we have available to us to design customized solutions that optimized the deferred options and minimize the risk to assets in transit. These customized solutions allow our customers to co-ordinate with their suppliers, through us as the intermediary, in a manner that often uses EDI solutions between both customers and suppliers and our air carriers. By managing all these different parties, we're able to offer a deferred service that is more cost-effective, just as secure, and reliable within agreed upon variances that are inherent in a deferred service.

4.Market data points like the Hong Kong Air Cargo Terminal, Ltd. ("HACTL") and the International Air Transport Association ("IATA") seemed to indicate that airfreight demand picked up in March yet your volumes were down 13% year-over-year. What drove the disparity? Do you believe global airfreight volumes have bottomed? Why are you seeing such a difference between airfreight shipments and tonnage?

Let's take the most easiest understood parts of this question first:

•	We believe the disparity in airfreight shipment and tonnage relates to far less project cargo in the first quarter 2012 than we experienced in the first quarter 2011.

•
We probably didn't realize in 2011 how much of that project cargo was in place until we saw its year-over-year impact this year. (And we're not making excuses). As we've noted before, last year at this time, attitudes in general were much more optimistic and people were investing in infrastructure, which creates more project cargo opportunities. This year, with so much uncertainty, the impact on ex-US project cargo is noticeable. Usually in an election year it's the other way around.

•
We've said for a long time that we don't believe that HACTL comparisons are necessarily a good proxy for Expeditors, so we've never commented on any disparities with HACTL figures we've been asked about in the past, and we won't now. As for the global IATA figures, the ones we're seeing indicate that while things may have picked up in March from February (a usual pattern to be expected), March figures on a year-over-year comparison basis were lackluster at best and the year-to-day figures out of Asia, Europe and North America were all down. We've looked at all the macro factors and compared them with our internal data and the differences in the numbers is understandable, and what we need to do about it is also understandable. While there may be some challenging times ahead this year, we know what to do, and maybe more importantly, what not to do.

•
The disparity between tonnage decreases and shipment increases is primarily a function of less project business and smaller more cautious shipments by users of airfreight as they adjust inventory levels to uncertain demand.

5.Can you talk about the recent 8-K citing a DOJ/BIS subpoena regarding exports and/or re-exports from the US to an embargoed country? What time period is the DOJ/BIS investigating? Is this investigation specific to Expeditors or more broad based into the forwarding industry?

The 8-K to which you refer was intended to be a stand-alone statement. Out of respect for the process, for many reasons, we cannot elaborate beyond what we have said in our 8-K. We're sure you'll all understand and accept the wisdom in that.

6.Do you plan to appeal the European Commission's €4.4M fine for alleged price fixing? The DOJ investigation into the same price fixing case remains ongoing - are there any new developments with the DOJ's case and when do you expect a resolution?

Appealing a decision one has publicly disagreed with seems a logical next step…when there are a logical set of rules that one can follow and where one would feel confident that the appeals process would result in some reasonable probability of exoneration based on the facts.

The European Commission ("EC") has a definition for what constitutes an infringement of their anti-competition laws that is very unique in both breadth and scope. They apply only a civil standard, and as a consequence, have a much lower characterization of what kinds of activities can constitute the kinds of infringements that are subject to fines and penalties. Under their definitions, even if you believe that you have clearly demonstrated that whatever the EC alleged did not constitute an illegal agreement that affects customer pricing, they can still assert a violation of anti-competitive behaviour and impose a fine. The EC also has higher potential fines as compared with other jurisdictions. In our opinion, the standard the EC used to lodge an infringement fine against us is so low that it has to look up to look down. Their definition is far beyond the rules of what constitutes an infringement under US law,1 or the laws of other jurisdictions (which may or may not have similar infringement standards as those used by the EC) who have looked into this same set of facts and have notified us that we're not going to be pursued. With all due respect to the EC, we can't do anything about how different countries or federations or confederations (whatever the European Union is) choose to apply their laws.

We don't agree with the EC's decision. We are resolute in our belief that the evidence we presented to the EC supports our independent conduct with regard to our customer pricing and that the EC is wrong in concluding we entered into an illegal agreement that affected our customer pricing. However, spending more money to prove something the laws of the European Union are set up to keep you from considering in attempting to prove your point seems to us to be the definition of "pointless," and yes it is inconsistent with the other laws and standards, and yes it is vexing...but at the end of the day, the EC doesn't really care about the fact we didn't actually join in any agreement that impacted the pricing we offered to our customers...obviously! Given all that, in the absence of a real possibility to completely overturn the decision, we're thinking it's probably not the best use of the shareholders money.
__________
1As our recently filed (May 7th, 2012) Form 10-Q illustrates, there have been no further developments to report on the DOJ's investigation.

7.In the first quarter 2012 earnings release, you said Expeditors would implement the kind of cost control measures that you used in 2009. Can you talk more specifically about what areas the company will focus on? Headcount was down 4.5% in 2009 and up 4.8% in the first quarter of 2012 - is this a reasonable run rate to expect for 2012? How should we think about wage inflation in 2012?

The 4.5% reduction in headcount in 2009 came from natural attrition primarily within the ranks of those who have a relatively short turnover. This would include the normal turnover for non-performance, persons moving to accommodate a spouses' career, etc. We have no reason to believe at this stage that normal turnover will be any different now than in 2009.

As in 2009, we will focus on productivity, cutting back on unnecessary travel and entertainment and holding any kind of discretionary spending to the absolute minimum. In addition, we'll also do what we've always done in slower economic times; we invest by aggressively focusing on increasing our customer base and expanding our business with existing accounts.

As for wage inflation in 2012, we're not exactly sure what to say on that topic. We're global in scope and the inflation varies by country. We believe there will be inflation...but the economy is also slow as well, so those two seem to sometimes counteract each other.

8.Can you talk about Expeditors unique business model and how it compares to standard freight forwarding business models? How do your incentive compensation plans work at the local branch level up to the senior executive level? What percent of the sales force's total compensation is base versus incentive?

We can't really talk to the "standard" freight forwarding business model, but we can offer some insights about our own. Our incentive compensation system is one of several key components we rely on. Each full-service branch (which may include satellite branches under that branch's management) is an independent profit center led by a District Manager. A group of geographically aligned branches form a region, led by Regional Vice Presidents ("RVP's"). With the exception of North America, the regions under those RVP's report directly to a Geographic President. North America is split into two geographic units where the RVP's report to an Executive Vice President ("EVP's") who in turn reports to the President of the Americas. The Branch District Managers, the RVP's and EVP's are all compensated based on the operating results of each area under their direct control.

The sales force is highly incentivized on a commission basis to bring in new business. They also have a residual formula that encourages them to keep in contact with existing business. The vast majority of sales compensation comes from commission. How much is dependent on the size of the commission. The ratio of a below market base salary to an incentive-based commission for salesmen is consistent with Expeditors philosophy.

The rest of the incentive compensation plan works off operating income. Branches receive 20% of operating income before bonus, after a management fee paid to corporate of approximately 10% of net revenue. Regional management in the field organization gets 5% of the branches pre-bonus income for the branch regional management supervisors. The corporate managers, including Named Executive Officers, are compensated out of a bonus pool that represents 10% of operating income before corporate bonuses but after branch and regional bonuses. The percentage of that corporate pool that is shared by over 70 executives at the corporate level is approved by the Compensation Committee at the start of every quarter, and the bonus payment is approved by the Compensation Committee for distribution according to the percentages approved at the beginning of the quarter, after the quarterly results are finalized and reported to the public.

9.What percent of your overall net revenue touches Asia? What percent of net revenue comes from Asian exports to the US? What is Expeditors market share on Asia to US trade in both air and ocean freight? How do you allocate gross revenue, net revenue and operating income geographically?

Based on our segment reporting, 30% of our net revenues come from Asia operational activities during the first quarter of 2012. We would estimate that exports from Asia, on average, fall between 20-25% of our global net revenues.

Our market share on Asia-to-US trade lanes varies depending on which trade lanes you analyze. It's too simplistic to the point of being meaningless, in our book, to treat all of the Asia-to-US business as one lane and think we can make some kind of meaningful inference. In the bigger markets it has been estimated to be above 5%. Market share measurements in this business are also very hard to substantiate. Suffice it to say, we're very comfortable with our Asia-to-US trade lanes.

10.How is Expeditors procuring capacity on the air and ocean side in 2012? How much air and ocean capacity does Expeditors typically lock down in advance? Has this changed over the last few years?

We've answered this question several times over the past years. We need to be very careful for competitive reasons and also for air and ocean carrier negotiation purposes. We will usually enter into some blocked space agreements, the amounts will vary based on our perceptions of the market, and the competitive environment and carrier capacity on critical routes. It has changed over the last couple of years, but the reasons it has changed vary year against year, and quite frankly, we'd be concerned if each year was the same as the year before.

11.What percent of your customers book air and ocean capacity on spot market rates rather than contractual? Has this changed historically? What is the length of a typical customer contract?

Customer contracts in this business do not guarantee business. They are primarily vehicles for the customer and the freight forwarder to agree on their working relationship, should the customer feel inclined to tender freight to the freight forwarder. Contract lengths vary, but can generally run from 1 to 3 years. They typically include mechanisms for the customers and the forwarders to negotiate rates at timely intervals throughout the term of the contract. Again, the customer is not legally obligated to tender any freight. Typically the allocation they are expected to receive is represented to the freight forwarder by the customer as part of the bid process, and absent some terrible event (big claim, internal interruptions on customers part, or bad service failure on the part of the freight forwarder) what is actually tendered is usually pretty close to what was expected. A customer that repeatedly promises freight and doesn't deliver loses credibility and finds themselves having trouble attracting the attention of the forwarders. The possibility can always exist that the customer can re-bid the business if pricing moves against them.

We don't really keep track of customer requests for spot quotations, at least not in an aggregated basis. There is no point in doing that really, if the branch dealing with the customer can make money with the rate quoted to the customer, they will move the shipment. If they can't, they won't. Trying to aggregate that information would be a costly and underused system enhancement that would only be as good as they people trying to move the freight would be willing to key punch into some system somewhere.

12.How quickly does Expeditors typically pass through increases and decreases in underlying freight rates to its customers? Has the lag time changed over the last five years and do you expect it to change over the next five years?

It depends on the customer and how much advanced notice we get from the airlines or steamship line. Typically on ocean we should get one month's notice (except when we don't) and we are usually able to communicate with customers during that month so that there isn't much lag. In airfreight markets, when we get advanced notice, we can typically pass some of those rate increases on in close proximity to their effective date. If we don't get advanced notice, and it does happen, we typically need several weeks to pass some portion of these rate increases along. The lag time has gotten a little longer, but the dynamics and considerations of passing the rates on have not changed.

13.As we think about Expeditors $1.4B cash balance how should we think about share repurchases and dividend increases over the next two years? What percent of your cash is held overseas and what would be the impact of repatriating it back into the U.S?

We will always buy back the amount of stock required to keep stock option exercises from increasing outstanding share count flat. We will also buy back shares if we believe that intrinsic value of our stock price is above what the market, at some given time, is reflecting. We're not real believers in the “efficient market theory”…we've been at this too long. Obviously we can't say when or at what price we would do that, but suffice it to say, with our stock in the ranges that its recently been trading, we're taking more than a casual interest in what stock's closing price is each day.

As of 31 March 2012, approximately 40% of our cash is held off shore.

14.What is the best operating environment for Expeditors from a profitability standpoint? Would you prefer a very strong volume and tight capacity environment over a weaker volume, loose capacity market? Why?

We're not sure we have a preference. We will say that “business is better when business is better,” which is typically a strong volume tight capacity scenario in the long-run. In the short-run however, we can still create profitable opportunities in a weaker volume loose capacity environment. This is not easy to do when carriers are struggling for profitability to the point that they are parking assets and re-deploying capacity.

15.A couple of years ago, Expeditors lowered its long-term earnings growth target to 10%-15% annually, in line with your average over the past five years. Would you expect a similar 10%-15% EPS growth rate the next five years on average?

Historically we've always said that we budget once a year from a branch-up basis. If the budgets come in with an operating income increase of 15-20% increase, we're OK with that. Several years ago we looked at things and decided that if the budgets come in between 10-15% in the aggregate, we wouldn't bother redoing the budget. We'll repeat the words of one of our founders, James Wang, that we often quote to ourselves internally: “budget is budget, what really matters is how much money you make.” We understand what that means. Given our compensation model everyone has a vested interest in creating sustainable, solid profits. No one is incentivized for “holding back” or "sand bagging" if they've had a good year to lower the following years management by objective profitability goals against budget. Neither is anyone disincentivized or punished for not "making" budget. That said, not making more money this year than last year absent a compelling reason, is a problem if it is more than a temporary (i.e. longer than a year) kind of situation.

We don't make projections, and this description of our budgeting process is as close as commenting on our future expectations as we get.

 SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

EXPEDITORS INTERNATIONAL OF WASHINGTON, INC.

May 21, 2012              /s/ PETER J. ROSE
Peter J. Rose, Chairman and Chief Executive Officer

May 21, 2012              /s/ R. JORDAN GATES
R. Jordan Gates, President and Chief Operating Officer